                                                                    EXHIBIT 99.1



[JOHN Q. HAMMONS LOGO]                                     FOR IMMEDIATE RELEASE
                                                           ---------------------



Contact: Scott Tarwater
         John Q. Hammons Hotels, Inc.
         (417) 873-3591
         (972) 628-7738
         scott.tarwater@jqh.com

         Kelly Campbell
         Publicis Dialog for John Q. Hammons Hotels, Inc.
         kelly.campbell@publicis-usa.com



              JOHN Q. HAMMONS HOTELS, INC. ANNOUNCES EXPIRATION OF
                 EXCLUSIVITY WITH BARCELO CRESTLINE CORPORATION

SPRINGFIELD, MO. -- FEBRUARY 1, 2005 -- John Q. Hammons Hotels, Inc. (AMEX: JQH) announced today the expiration oF its prior agreement to negotiate exclusively with Barcelo Crestline Corporation through January 31, 2005, with regard to a possible merger transaction. The Company also announced the expiration of the prior agreement between its principal stockholder, Mr. John Q. Hammons, to negotiate exclusively with Barcelo Crestline through January 31, 2005.

The Company's Board of Directors, however, reaffirmed the authority of the Special Committee, previously formed by the Board of Directors to negotiate the terms of any transaction with Barcelo Crestline on behalf of the Company's Class A stockholders, as well as any other viable alternatives. The Board reaffirmed the Special Committee's role, in part, in reliance upon Mr. Hammons' indication that he intended to continue to pursue a possible transaction, as well as the Special Committee's receipt of another unsolicited proposal.

Commenting on the expiration of the exclusivity period, the chairman of the Special Committee, David Sullivan, said, "The parties were not able to resolve the open issues during the agreed upon exclusivity period. In light of Mr. Hammons' desire not to extend his exclusivity with Barcelo Crestline, it seemed appropriate for the Company not to extend exclusivity as well. In addition, the Special Committee believes it is in the best interests of the Class A stockholders to explore the proposal we received earlier today. This proposal appears to have support from some of our current Class A stockholders. At the same time, we need to understand better the proposed transaction with Mr. Hammons in assessing the fairness and likelihood of this transaction. We remain committed to providing a reasonable opportunity for any bona fide interested party to communicate to us any transaction that is fair to our stockholders and there is a reason for believing could be consummated."

ABOUT JOHN Q. HAMMONS HOTELS, INC.
John Q. Hammons Hotels, Inc. is a leading independent owner and manager of affordable upscale, full-service hotels located primarily in key secondary markets. The Company owns 46 hotels located in 20 states, containing 11,370 guest rooms or suites, and manages 14 additional hotels located in seven states containing 3,158 guest rooms or suites. The majority of these 60 hotels operate under the Embassy Suites Hotels, Holiday Inn and Marriott trade names. Most of the hotels are located near a state capital, university, convention center, corporate headquarters, office park or other stable demand generator. Additional information is available at the Company's web site: http://www.jqh.com.



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